Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated August 28, 2025, except for the effects of the reverse stock split disclosed in Note 1 to the consolidated financial statements, as to which date is October 1, 2026, relating to the consolidated financial statements of VSee Health, Inc. (the “Company”) as of and for the year ended December 31, 2024. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

San Francisco, California

October 1, 2026